DENNY'S CORPORATION REPORTS RESULTS FOR SECOND QUARTER 2013

- Adjusted Net Income Per Share* Increased 20.7% to $0.08 -

SPARTANBURG, S.C., July 29, 2013 - Denny's Corporation (NASDAQ: DENN), franchisor and operator of one of America's largest franchised full-service restaurant chains, today reported results for its second quarter ended June 26, 2013.

Second Quarter Summary

•	System-wide same-store sales increased 0.6%, comprised of a 0.7% increase at domestic franchised restaurants and a 0.5% decrease at company restaurants.

•	Net Income of $6.2 million, or $0.07 per diluted share, grew 34.7% compared with the prior year quarter Net Income of $4.6 million, or $0.05 per diluted share.

•
Adjusted Net Income per Share* of $0.08 grew 20.7% compared with the prior year quarter Adjusted Net Income per Share* of $0.07. Adjusted Net Income* excludes debt refinancing charges, impairment charges and gains on sales of assets and other. Please see the tables in the Appendix for a reconciliation of Adjusted Net Income*.

•	Generated $11.1 million of Free Cash Flow* primarily used to repurchase 1.7 million shares for $9.4 million.

•	Acquired one franchised restaurant located in the Miami market and two parcels of real estate for a total of $3.2 million.

•	Opened 11 new franchised restaurants and closed ten franchised restaurants bringing total restaurant count to 1,690.

•	Opened newest international location at the Monterrey International Airport in Apodaca, Mexico which marks the first new location opened in Mexico in over 5 years.

John Miller, President and Chief Executive Officer, stated, “We delivered another quarter of solid results as we grew both our system-wide same-store sales and Adjusted Net Income per Share*. Our efforts to revitalize Denny's image, while increasing the growth of the Denny's brand and growing profitability and Free Cash Flow*, are taking hold as we continue to execute against our three key objectives. We believe that by leveraging our primarily franchise-focused business model and effectively allocating capital between reinvestments in the brand and returning cash to shareholders, we can provide attractive long-term shareholder returns.”

Second Quarter Results

For the second quarter of 2013, franchise and license revenue increased 0.7% to $33.7 million compared with $33.5 million in the prior year quarter.  The $0.2 million increase in franchise revenue was primarily driven by a $0.5 million increase in royalties and $0.3 million increase in occupancy revenue primarily driven by 32 additional equivalent franchised restaurants. The increase was partially offset by a $0.6 million decrease in initial fee revenue from refranchising 17 restaurants in the prior year quarter. Company restaurant sales were $82.8 million reflecting a decline of $8.4 million due to 24 fewer equivalent company restaurants, which reflects the impact of selling company restaurants to franchisees as part of the Company's refranchising strategy that was completed at the end of 2012.
Denny's opened 11 new franchised restaurants in the second quarter of this year and closed ten franchised restaurants bringing the total restaurant count to 1,690. Franchise operating margin of $22.1 million was flat to the prior year. Franchise operating margin (as a percentage of franchise and license revenue) was 65.7%, a decrease of 0.3 percentage points. The decrease was primarily due to the lower initial fee revenue noted above, partially offset by the increases in royalties and occupancy margin.

Company restaurant operating margin was $11.4 million, a decrease of $2.1 million, primarily due to the impact of selling company restaurants to franchisees. Company restaurant operating margin (as a percentage of company restaurant sales) was 13.7%. The 1.1 percentage point decrease was primarily driven by higher product costs and unfavorable workers' compensation claims development compared to the prior year quarter. These increases were partially offset by lower payroll and benefits costs and lower occupancy costs.

Total general and administrative expenses decreased by $0.7 million to $14.1 million in the quarter. Depreciation and amortization expense decreased by $0.5 million primarily as a result of the sale of company restaurants in 2012. Net operating gains, losses and other charges, which include restructuring charges, exit costs, impairment charges and gains or losses on the sale of assets, decreased $5.5 million in the quarter. This decrease was primarily due to gains on the sale of company restaurants to franchisees in the prior year quarter.

Interest expense was $2.5 million as a result of a $27.8 million reduction in total gross debt over the last 12 months and lower interest rates under the Company's refinanced credit facility. In the second quarter, the provision for income taxes was $2.5 million, reflecting an effective tax rate of 29.0%. Due to the use of net operating loss and tax credit carryforwards, the Company only paid $1.0 million in cash taxes in the second quarter.

Denny's second quarter net income of $6.2 million, or $0.07 per diluted share, grew 34.7% compared to prior year quarter net income of $4.6 million, or $0.05 per diluted share. Net income was impacted by the refinancing of its credit facility which resulted in a charge to other nonoperating expense of $1.2 million in the second quarter of 2013 and $7.9 million in the prior year quarter. Adjusted Net Income* of $7.6 million, or $0.08 per diluted share, grew 16.0% compared to Adjusted Net Income* of $6.5 million, or $0.07 per diluted share, in the prior year quarter.

Denny's generated $11.1 million of Free Cash Flow* in the second quarter, a portion of which was used to repurchase 1,665,517 shares for $9.4 million. Since initiating its share repurchase strategy in November 2010, the Company has used $59.0 million to repurchase 13.5 million shares through June 26, 2013. As of June 26, 2013, the Company had 11.5 million shares remaining in its current authorized share repurchase initiative. In addition, Denny's ended the second quarter with $176.6 million of total debt outstanding including $97.5 million of borrowings under the revolving line of credit and $59.3 million of term loan debt outstanding.

Business Outlook

The Company continues to successfully execute against its key objectives implemented to strengthen and grow its position as one of the largest American full-service restaurant brands. These include:

•	Revitalize Denny's image with its “America's Diner” positioning.

•	Increase the growth of the Denny's brand both domestically and internationally.

•	Grow profitability and Free Cash Flow* through a primarily franchise-focused business model that balances reinvesting in the brand, returning cash to shareholders, and reducing outstanding debt.

Mark Wolfinger, Executive Vice President, Chief Administrative Officer and Chief Financial Officer, concluded, “Our second quarter performance demonstrates the strength of our franchise-focused business model which generates solid Free Cash Flow*. With our new, more flexible, credit facility, we will continue to execute our balanced capital allocation strategy as we invest in growing and strengthening the brand, while returning cash to shareholders through our ongoing share repurchase program.”

The following full year 2013 estimates are based on management's expectations at this time.

•	System-wide same-store sales growth between 0% and 1.0%.

•	New restaurant openings (all franchised) between 40 and 45 restaurants with net restaurant growth between 5 and 10 restaurants.

•	Total G&A, including share-based compensation, between $58 million and $60 million.

•	Adjusted EBITDA* at the lower end of initial guidance range of $76 million to $80 million.

•
Cash capital expenditures between $20 million and $22 million, including approximately 20 remodels at company restaurants and the acquisition of two franchised restaurants and two parcels of real estate for a total of approximately $4.0 million.

•	Depreciation and amortization between $20.5 million and $21.5 million.

•	Net interest expense between $9.5 million and $10.5 million with net cash interest expense between $8.0 million and $9.0 million.

•	Cash taxes between $2.5 million and $3.5 million with income tax rate between 34% and 36%.

•	Free Cash Flow* between $43 million and $46 million.

*	Please refer to the historical reconciliation of net income to Adjusted Net Income, Adjusted Net Income Per Share, Adjusted EBITDA, and Free Cash Flow included in the tables below.

Conference Call and Webcast Information

Denny's will provide further commentary on the results for the second quarter 2013 on its quarterly investor conference call today, Monday, July 29, 2013 at 4:30 p.m. ET.  Interested parties are invited to listen to a live broadcast of the conference call accessible through the investor relations section of Denny's website at investor.dennys.com. A replay of the call may be accessed at the same location later in the day and will remain available for 30 days.

About Denny's

Denny's is the franchisor and operator of one of America's largest franchised full-service restaurant chains, based on number of restaurants. Denny's currently has 1,690 franchised, licensed, and company restaurants around the world with combined sales of $2.5 billion including 1,592 restaurants in the United States and 98 restaurants in Canada, Costa Rica, Mexico, Honduras, Guam, Curaçao, Puerto Rico, Dominican Republic and New Zealand. As of June 26, 2013, 1,525 of Denny's restaurants were franchised and 165 restaurants were company operated. For further information on Denny's, including news releases, links to SEC filings and other financial information, please visit the Denny's investor relations website at investor.dennys.com.

The Company urges caution in considering its current trends and any outlook on earnings disclosed in this press release.  In addition, certain matters discussed in this release may constitute forward-looking statements.  These forward-looking statements, which reflect its best judgment based on factors currently known, are intended to speak only as of the date such statements are made and involve risks, uncertainties, and other factors that may cause the actual performance of Denny's Corporation, its subsidiaries and underlying restaurants to be materially different from the performance indicated or implied by such statements.  Words such as “expects”, “anticipates”, “believes”, “intends”, “plans”, “hopes”, and variations of such words and similar expressions are intended to identify such forward-looking statements.  Except as may be required by law, the Company expressly disclaims any obligation to update these forward-looking statements to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.  Factors that could cause actual performance to differ materially from the performance indicated by these forward-looking statements include, among others:  the competitive pressures from within the restaurant industry; the level of success of the Company's strategic and operating initiatives, advertising and promotional efforts; adverse publicity; changes in business strategy or development plans; terms and availability of capital; regional weather conditions; overall changes in the general economy, particularly at the retail level; political environment (including acts of war and terrorism); and other factors from time to time set forth in the Company's SEC reports and other filings, including but not limited to the discussion in Management's Discussion and Analysis and the risks identified in Item 1A. Risk Factors contained in the Company's Annual Report on Form 10-K for the year ended December 26, 2012 (and in the Company's subsequent quarterly reports on Form 10-Q).

Investor Contact:	Whit Kincaid
877-784-7167

Media Contact:	Liz Brady, ICR
646-277-1226

DENNY’S CORPORATION
Condensed Consolidated Balance Sheets
(Unaudited)

(In thousands)	6/26/2013	12/26/2012
Assets
Current assets
Cash and cash equivalents	$2,011	$13,565
Receivables	16,389	19,947
Assets held for sale	1,496	—
Current deferred tax asset	20,240	19,807
Other current assets	7,522	11,291
Total current assets	47,658	64,610
Property, net	104,277	107,004
Goodwill	31,451	31,430
Intangible assets, net	48,471	48,920
Noncurrent deferred tax asset	38,620	45,776
Other noncurrent assets	30,921	27,145
Total assets	$301,398	$324,885

Liabilities
Current liabilities
Current maturities of long-term debt	$3,000	$8,500
Current maturities of capital lease obligations	4,221	4,181
Accounts payable	18,484	24,461
Other current liabilities	48,055	54,682
Total current liabilities	73,760	91,824
Long-term liabilities
Long-term debt, less current maturities	153,750	161,500
Capital lease obligations, less current maturities	15,664	15,953
Other	55,764	60,068
Total long-term liabilities	225,178	237,521
Total liabilities	298,938	329,345

Shareholders' equity
Common stock	1,045	1,038
Paid-in capital	564,777	562,657
Deficit	(482,239)	(495,518)
Accumulated other comprehensive loss, net of tax	(22,150)	(24,999)
Treasury stock	(58,973)	(47,638)
Total shareholders' equity (deficit)	2,460	(4,460)
Total liabilities and shareholders' equity	$301,398	$324,885

Debt Balances
(In thousands)	6/26/2013	12/26/2012
Credit facility term loan and revolver due 2018	$156,750	$—
Credit facility term loan due 2017	—	170,000
Capital leases	19,885	20,134
Total debt	$176,635	$190,134

DENNY’S CORPORATION
Condensed Consolidated Statements of Comprehensive Income
(Unaudited)

	Quarter Ended
(In thousands, except per share amounts)	6/26/2013	6/27/2012
Revenue:
Company restaurant sales	$82,841	$91,239
Franchise and license revenue	33,730	33,492
Total operating revenue	116,571	124,731
Costs of company restaurant sales	71,451	77,743
Costs of franchise and license revenue	11,585	11,386
General and administrative expenses	14,085	14,785
Depreciation and amortization	5,352	5,827
Operating (gains), losses and other charges, net	1,484	(4,009)
Total operating costs and expenses	103,957	105,732
Operating income	12,614	18,999
Interest expense, net	2,548	2,993
Other nonoperating expense, net	1,331	8,198
Net income before income taxes	8,735	7,808
Provision for income taxes	2,537	3,207
Net income	$6,198	$4,601

Basic net income per share	$0.07	$0.05
Diluted net income per share	$0.07	$0.05

Basic weighted average shares outstanding	91,659	95,637
Diluted weighted average shares outstanding	93,665	97,408

Comprehensive income	$8,793	$4,869

General and Administrative Expenses	Quarter Ended
(In thousands)	6/26/2013	6/27/2012
Share-based compensation	$1,206	$876
Other general and administrative expenses	12,879	13,909
Total general and administrative expenses	$14,085	$14,785

DENNY’S CORPORATION
Condensed Consolidated Statements of Comprehensive Income
(Unaudited)

	Two Quarters Ended
(In thousands, except per share amounts)	6/26/2013	6/27/2012
Revenue:
Company restaurant sales	$163,871	$185,402
Franchise and license revenue	67,190	66,067
Total operating revenue	231,061	251,469
Costs of company restaurant sales	140,571	157,698
Costs of franchise and license revenue	22,987	22,698
General and administrative expenses	29,244	30,448
Depreciation and amortization	10,576	11,887
Operating (gains), losses and other charges, net	1,618	(4,174)
Total operating costs and expenses, net	204,996	218,557
Operating income	26,065	32,912
Interest expense, net	5,348	7,449
Other nonoperating expense, net	1,332	7,903
Net income before income taxes	19,385	17,560
Provision for income taxes	6,106	7,094
Net income	$13,279	$10,466

Basic net income per share	$0.14	$0.11
Diluted net income per share	$0.14	$0.11

Basic weighted average shares outstanding	92,004	95,856
Diluted weighted average shares outstanding	94,081	97,651

Comprehensive income	$16,128	$11,002

General and Administrative Expenses	Two Quarters Ended
(In thousands)	6/26/2013	6/27/2012
Share-based compensation	$2,381	$1,666
Other general and administrative expenses	26,863	28,782
Total general and administrative expenses	$29,244	$30,448

DENNY’S CORPORATION
Income, EBITDA, Free Cash Flow, and Net Income Reconciliations
(Unaudited)

Income, EBITDA and Free Cash Flow Reconciliation	Quarter Ended		Two Quarters Ended
(In thousands)	6/26/2013	6/27/2012	6/26/2013	6/27/2012
Net income	$6,198	$4,601	$13,279	$10,466
Provision for income taxes	2,537	3,207	6,106	7,094
Operating (gains), losses and other charges, net	1,484	(4,009)	1,618	(4,174)
Other nonoperating expense, net	1,331	8,198	1,332	7,903
Share-based compensation	1,206	876	2,381	1,666
Adjusted Income Before Taxes (1)	$12,756	$12,873	$24,716	$22,955

Interest expense, net	2,548	2,993	5,348	7,449
Depreciation and amortization	5,352	5,827	10,576	11,887
Cash payments for restructuring charges and exit costs	(725)	(543)	(1,397)	(1,324)
Cash payments for share-based compensation	(10)	—	(900)	(355)
Adjusted EBITDA (1)	$19,921	$21,150	$38,343	$40,612

Cash interest expense, net	(2,249)	(2,579)	(4,734)	(6,329)
Cash paid for income taxes, net	(992)	(1,152)	(1,335)	(1,365)
Cash paid for capital expenditures	(5,538)	(2,443)	(8,544)	(4,279)
Free Cash Flow (1)	$11,142	$14,976	$23,730	$28,639

Net Income Reconciliation	Quarter Ended		Quarter Ended
(In thousands)	6/26/2013	6/27/2012	6/26/2013	6/27/2012
Net income	$6,198	$4,601	$13,279	$10,466
Gains on sales of assets and other, net	(33)	(4,908)	(15)	(6,863)
Impairment charges	857	17	857	540
Loss on debt refinancing	1,187	7,923	1,187	7,923
Tax effect (2)	(633)	(1,103)	(639)	(582)
Adjusted Net Income (1)	$7,576	$6,530	$14,669	$11,484

Diluted weighted-average shares outstanding	93,665	97,408	94,081	97,651

Adjusted Net Income Per Share (1)	$0.08	$0.07	$0.16	$0.12

(1)
The Company believes that, in addition to other financial measures, Adjusted Income Before Taxes, Adjusted EBITDA, Free Cash Flow, Adjusted Net Income and Adjusted Net Income Per Share are appropriate indicators to assist in the evaluation of its operating performance on a period-to-period basis. The Company also uses Adjusted Income, Adjusted EBITDA and Free Cash Flow internally as performance measures for planning purposes, including the preparation of annual operating budgets, and for compensation purposes, including bonuses for certain employees. Adjusted EBITDA is also used to evaluate its ability to service debt because the excluded charges do not have an impact on its prospective debt servicing capability and these adjustments are contemplated in its credit facility for the computation of its debt covenant ratios. Free Cash Flow, defined as Adjusted EBITDA less cash portion of interest expense net of interest income, capital expenditures, and cash taxes, is used to evaluate operating effectiveness and decisions regarding the allocation of resources. However, Adjusted Income, Adjusted EBITDA, Free Cash Flow, Adjusted Net Income and Adjusted Net Income Per Share should be considered as a supplement to, not a substitute for, operating income, net income or other financial performance measures prepared in accordance with U.S. generally accepted accounting principles.

(2)
Tax adjustments for the three and six months ended June 26, 2013 are calculated using the Company's year-to-date effective tax rate of 31.5%. Tax adjustments for the three and six months ended June 27, 2012 are calculated using the Company's full year 2012 effective tax rate of 36.4%.

DENNY’S CORPORATION
Operating Margins
(Unaudited)

	Quarter Ended
(In thousands)	6/26/2013		6/27/2012
Company restaurant operations: (1)
Company restaurant sales	$82,841	100.0%	$91,239	100.0%
Costs of company restaurant sales:
Product costs	21,402	25.8%	22,702	24.9%
Payroll and benefits	33,220	40.1%	36,617	40.1%
Occupancy	5,513	6.7%	6,222	6.8%
Other operating costs:
Utilities	3,178	3.8%	3,592	3.9%
Repairs and maintenance	1,524	1.8%	1,634	1.8%
Marketing	3,113	3.8%	3,389	3.7%
Legal settlements	238	0.3%	71	0.1%
Other	3,263	3.9%	3,516	3.9%
Total costs of company restaurant sales	$71,451	86.3%	$77,743	85.2%
Company restaurant operating margin (2)	$11,390	13.7%	$13,496	14.8%

Franchise operations: (3)
Franchise and license revenue
Royalty and license revenue	$21,401	63.5%	$20,874	62.3%
Initial and other fee revenue	450	1.3%	1,003	3.0%
Occupancy revenue	11,879	35.2%	11,615	34.7%
Total franchise and license revenue	$33,730	100.0%	$33,492	100.0%

Costs of franchise and license revenue
Occupancy costs	$8,766	26.0%	$8,705	26.0%
Direct franchise costs	2,819	8.3%	2,681	8.0%
Total costs of franchise and license revenue	$11,585	34.3%	$11,386	34.0%
Franchise operating margin (2)	$22,145	65.7%	$22,106	66.0%

Total operating revenue (4)	$116,571	100.0%	$124,731	100.0%
Total costs of operating revenue (4)	83,036	71.2%	89,129	71.5%
Total operating margin (4)(2)	$33,535	28.8%	$35,602	28.5%

Other operating expenses: (4)(2)
General and administrative expenses	$14,085	12.1%	$14,785	11.9%
Depreciation and amortization	5,352	4.6%	5,827	4.7%
Operating gains, losses and other charges, net	1,484	1.3%	(4,009)	(3.2)%
Total other operating expenses	$20,921	17.9%	$16,603	13.3%

Operating income (4)	$12,614	10.8%	$18,999	15.2%

(1)	As a percentage of company restaurant sales
(2)
Other operating expenses such as general and administrative expenses and depreciation and amortization relate to both company and franchise operations and are not allocated to costs of company restaurant sales and costs of franchise and license revenue. As such, operating margin is considered a non-GAAP financial measure. Operating margins should be considered as a supplement to, not as a substitute for, operating income, net income or other financial measures prepared in accordance with U.S. generally accepted accounting principles.

(3)	As a percentage of franchise and license revenue
(4)	As a percentage of total operating revenue

DENNY’S CORPORATION
Operating Margins
(Unaudited)

	Two Quarters Ended
(In thousands)	6/26/2013		6/27/2012
Company restaurant operations: (1)
Company restaurant sales	$163,871	100.0%	$185,402	100.0%
Costs of company restaurant sales:
Product costs	42,548	26.0%	46,235	24.9%
Payroll and benefits	64,766	39.5%	74,370	40.1%
Occupancy	10,741	6.6%	11,996	6.5%
Other operating costs:
Utilities	6,305	3.8%	7,306	3.9%
Repairs and maintenance	2,873	1.8%	3,322	1.8%
Marketing	6,129	3.7%	6,924	3.7%
Legal settlements	514	0.3%	169	0.1%
Other	6,695	4.1%	7,376	4.0%
Total costs of company restaurant sales	$140,571	85.8%	$157,698	85.1%
Company restaurant operating margin (2)	$23,300	14.2%	$27,704	14.9%

Franchise operations: (3)
Franchise and license revenue
Royalty and license revenue	$42,428	63.1%	$41,401	62.7%
Initial and other fee revenue	730	1.1%	1,439	2.2%
Occupancy revenue	24,032	35.8%	23,227	35.1%
Total franchise and license revenue	$67,190	100.0%	$66,067	100.0%

Costs of franchise and license revenue
Occupancy costs	$17,619	26.2%	$17,428	26.4%
Direct franchise costs	5,368	8.0%	5,270	8.0%
Total costs of franchise and license revenue	$22,987	34.2%	$22,698	34.4%
Franchise operating margin (2)	$44,203	65.8%	$43,369	65.6%

Total operating revenue (4)	$231,061	100.0%	$251,469	100.0%
Total costs of operating revenue (4)	163,558	70.8%	180,396	71.7%
Total operating margin (4)(2)	$67,503	29.2%	$71,073	28.3%

Other operating expenses: (4)(2)
General and administrative expenses	$29,244	12.7%	$30,448	12.1%
Depreciation and amortization	10,576	4.6%	11,887	4.7%
Operating gains, losses and other charges, net	1,618	0.7%	(4,174)	(1.7)%
Total other operating expenses	$41,438	17.9%	$38,161	15.2%

Operating income (4)	$26,065	11.3%	$32,912	13.1%

(1)	As a percentage of company restaurant sales
(2)
Other operating expenses such as general and administrative expenses and depreciation and amortization relate to both company and franchise operations and are not allocated to costs of company restaurant sales and costs of franchise and license revenue. As such, operating margin is considered a non-GAAP financial measure. Operating margins should be considered as a supplement to, not as a substitute for, operating income, net income or other financial measures prepared in accordance with U.S. generally accepted accounting principles.

(3)	As a percentage of franchise and license revenue
(4)	As a percentage of total operating revenue

DENNY’S CORPORATION
Statistical Data
(Unaudited)

Same-Store Sales	Quarter Ended		Two Quarters Ended
(increase/(decrease) vs. prior year)	6/26/2013	6/27/2012	6/26/2013	6/27/2012
Company Restaurants	(0.5)%	0.0%	(1.0)%	0.4%
Domestic Franchised Restaurants	0.7%	1.5%	0.1%	2.1%
Domestic System-wide Restaurants	0.6%	1.2%	0.0%	1.8%
System-wide Restaurants	0.6%	0.8%	0.0%	1.6%

Average Unit Sales	Quarter Ended		Two Quarters Ended
(In thousands)	6/26/2013	6/27/2012	6/26/2013	6/27/2012
Company Restaurants	$505	$484	$999	$954
Franchised Restaurants	$359	$354	$708	$703

		Franchised
Restaurant Unit Activity	Company	& Licensed	Total
Ending Units 3/27/13	164	1,525	1,689
Units Opened	0	11	11
Units Reacquired	1	(1)	0
Units Closed (Including Units Relocated)	0	(10)	(10)
Net Change	1	0	1
Ending Units 6/26/13	165	1,525	1,690

Equivalent Units
Second Quarter 2013	164	1,525	1,689
Second Quarter 2012	188	1,493	1,681
	(24)	32	8

		Franchised
Restaurant Unit Activity	Company	& Licensed	Total
Ending Units 12/26/12	164	1,524	1,688
Units Opened	0	18	18
Units Reacquired	1	(1)	0
Units Closed	0	(16)	(16)
Net Change	1	1	2
Ending Units 6/26/13	165	1,525	1,690

Equivalent Units
Year-to-Date 2013	164	1,525	1,689
Year-to-Date 2012	194	1,487	1,681
	(30)	38	8